Exhibit 99.1

Important Notice of Blackout Period to Directors and Executive Officers FirstMerit Corporation

December 6, 2013

Federal securities laws require FirstMerit to send you a notice whenever restrictions are imposed on your trading in FirstMerit Corporation’s equity securities due to a blackout of The FirstMerit Corporation and Affiliates Employees’ Salary Savings Retirement Plan (the “Salary Savings Plan”) or Citizens Republic Bancorp 401(k) Plan (the “Citizens 401(k) Plan” and, together with the Salary Saving Plan, the “Plans”) that lasts for a period of more than three consecutive business days. A blackout with respect to the Plans is necessary due to the merger of the Plans and the transition to a new record keeper. The blackout period will begin at 12:00 noon Eastern Time on December 23, 2013 and is expected to continue through January 17, 2014 (such period, the "Blackout Period"). During the Blackout Period participants in the Plans will be unable to (i) obtain a loan or distribution from the Plans or (ii) change existing investment elections or execute a fund transfer, including with respect to FirstMerit Corporation common stock.

Federal securities laws provide that, during the Blackout Period, all directors and executive officers are prohibited from purchasing, selling or otherwise acquiring or transferring any of FirstMerit Corporation’s equity securities or any derivatives of FirstMerit Corporation’s equity securities, regardless of whether the director or executive officer participates in one or both of the Plans. As a director or executive officer, these prohibitions apply to you and to members of your immediate family who share your household, as well as to trusts, corporations and other entities whose share ownership may be attributed to you. While several narrow exceptions to this prohibition exist, you should not engage in any transaction without first confirming whether an exception is available.

Although a portion of the Blackout Period falls during a period in which your trading will already be restricted under FirstMerit Corporation’s trading window policy, FirstMerit Corporation is required to provide you with this notice in order to comply with federal securities laws.

If you engage in a transaction that violates these rules, you may be required to disgorge your profits from the transaction, and you may be subject to civil and criminal penalties.

If you have questions regarding the Blackout Period, including when it has started or ended, please contact FirstMerit Corporation’s Chief Legal Officer, Carlton E. Langer, by telephone at (330) 252-8273 or by mail at FirstMerit Corporation, CAS 81, III Cascade Plaza, Akron, Ohio 44308.